Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of May 15, 2005, between Compex Technologies, Inc. (the “Company”), a Minnesota corporation, and Marshall T. Masko (the “Executive”), currently a resident of Minnesota.

WHEREAS, the Company and Executive have heretofore entered into that certain Employment Agreement dated as of November 23, 2002 (the “Original Agreement”) pursuant to which the Executive has served as the Vice President U.S. Consumer Operations of the Company;

WHEREAS, the Executive has determined to accept a promotion (the “Promotion”) to the position of President of Worldwide Consumer Products of the Company effective as of April 25, 2005 (the “Effective Date”), a position that will require considerable international travel;

WHEREAS, the Company and the Executive desire to amend and restate the Original Agreement in its entirety effective as of the Effective Date to reflect the terms upon which the Executive will serve in such new position.

NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree effective as of the Effective Date, the Original Agreement shall be and hereby is amended and restated in its entirety. Executive’s employment with the Company shall continue on the following terms:

1. Employment. The Executive accepts employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2. Term. Unless terminated at an earlier date in accordance with Section 9 of this Agreement, the initial term (the “Initial Term”) of the Executive’s employment hereunder commencing on the Effective Date and ending on June 30, 2006, but shall be automatically renewed at the end of the Initial term for an additional one year term (the “Renewal Term”), and for successive one year Renewal terms thereafter, unless either the Executive or the Company notifies the other party in writing at least 60 days in advance of such Renewal Term of its intent not to renew.

3. Position and Duties.

(a) Service with Company. The Executive agrees to perform such reasonable employment duties as the Chief Executive Officer of the Company shall assign to him from time to time. The Executive’s title shall initially be “President of Worldwide Consumer Services,” but may be altered in the discretion of the Board of Directors of the Company. The Executive shall report to the Company’s Chief Executive Officer in such capacity. Executive also agrees to serve, for any period for which Executive is elected, as an officer of Compex SA (“CSA”), a Swiss company, and of such subsidiaries of CSA as the Company shall designate; provided, however, that Executive shall have no entitlement to serve in such capacity and shall not be entitled to any additional compensation for serving as an officer CSA or any such subsidiaries. As President of Worldwide Consumer Services, Executive’s duties will include, but not be limited to:

•	Overseeing marketing and sales functions for the Company’s consumer products worldwide, including those functions that Executive oversaw as Vice President US Consumer Operations prior to the Promotion;

•	Managing the European financial group, human resources function and management information;

•	Strengthening current retail sales of consumer products and expanding into new markets;

•	Initiating a TV campaign using low cost products in Italy, Germany and Spain by a date directed by the Company’s Chief Executive Officer, but assuming the Company provides adequate

• financial resources to initiate the campaign, that the TV campaign is viable in the market(s), and that the Chief Executive Officer agrees that the projected results of the campaign justify the economic investment;

•	Authority to hire, terminate and make other restructuring initiatives at CSA and its subsidiaries, as needed.

(b) Performance of Duties. The Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during his employment by the Company. The Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement and that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement. While he remains employed by the Company, the Executive may participate in reasonable charitable activities and personal investment activities, including continued participation in the Business Development Group, in which Executive is a Senior Partner, so long as such activities do not interfere with the performance of his obligations under this Agreement.

(c) Location and Relocation. Executive shall perform the services hereunder during the Initial Term, and if so directed by the Company, during the first Renewal Term (collectively, the “Expatriate Term”), at the offices of CSA in Ecublens, Switzerland and Annecy, France, and at the Company’s offices in New Brighton, Minnesota. Executive acknowledges that it is the expectation of the Company that during the Expatriate Term he shall devote approximately three weeks in each month in Europe, with approximately half that time headquartered in France and half in Switzerland, and the balance of the time each month at the Company’s offices in Minnesota, although both the Executive and the Company acknowledge that further travel within Europe and the United States will be required. Executive further acknowledges, however, that he is retaining his principal residence in Minnetonka, Minnesota, that his family will not, except as referenced below, be accompanying Executive to Europe, and that Executive’s employment shall continue to be with the Company as a US Expatriate and not as an employee with CSA or its subsidiaries. In furtherance of the foregoing, the Company agrees to reimburse the Executive during the Expatriate Term for:

•	Monthly air travel between Europe and Minneapolis, Minnesota, at most economical coach class;

•	Start-up costs for personal banking and credit in Europe, including currency translation charges and fees (but not currency translation adjustment) for the use of personal cash and credit transferred from the United States;

•	Expenses incurred with regulatory or other administrative agencies associated with the move to, or commerce to, Europe;

•	The cost of an apartment in or around Lausanne, Switzerland, subject to such limits on monthly rental and associated expense as shall be imposed by the Company’s Chief Executive Officer;

•	The cost of air travel between Europe and Minneapolis, Minnesota for Executive’s spouse and two children at most economical coach fares for at least two round trips per annum;

•	Executive’s travel expenses to return to the U.S. for family emergencies (limited to severe health and related issues for your spouse, parents, children, your spouse’s parents, and brothers/sisters); and

•	The lease and operating expense for an automobile in accordance with the automobile lease policies of CSA.

The Company may require Executive to relocate full-time to the United States at any time. To the extent the Company requires such relocation, or at termination of this Agreement, the Company shall reimburse Executive for return air travel, most economical coach class, and for reasonable shipping costs back to Executive’s principal residence in the United States.

4. Compensation.

(a) Base Salary. As compensation in full for all services to be rendered by the Executive under this Agreement, the Company shall pay to the Executive a base salary of $200,000 per annum, less deductions and withholdings, which salary shall be paid on a bi-monthly basis in arrears in accordance with the Company’s normal payroll procedures and policies. The compensation payable to the Executive during each year after the first year of the Executive’s employment shall be established by the Company’s Board of Directors following an annual performance review, but in no event shall the salary for any subsequent year be less than the salary in effect for the prior year.

(b) Incentive Compensation. In addition to the base salary, the Executive shall be eligible to participate in any bonus or incentive compensation plans that may be established by the Board of Directors of the Company from time to time applicable to the Executive. For the first twelve months of this Agreement, the Company will establish a bonus program for the fiscal year ending June 30, 2006, that will provide the Executive the opportunity to achieve an annual bonus of up to 40% of his annual base salary (subject to satisfaction of performance measures to be established by the Company’s Chief Executive Officer, in his absolute discretion), such bonus to be pro rated for the actual number of months served.

(c) Participation in Benefit Plans. While he is employed by the Company, the Executive shall also be eligible to participate in all executive and employee benefit plans or programs of the Company (and not of CSA) to the extent that the Executive meets the requirements for each individual plan, including the Company’s Employee Stock Purchase Plan. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and the Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto; provided, however, that notwithstanding any such changes, Executive shall be entitled to not less than four weeks paid vacation per annum.

(d) Expenses. In addition to the expenses set forth in section 3(d) and 4(c), the Company will pay or reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the Company’s normal policies for expense verification.

(e) Issuance of Stock Option. Concurrently with the execution of this Agreement, the Company is granting to the Executive an additional option to purchase up to 15,000 shares of the Company’s common stock pursuant to the Company’s 1998 Stock Incentive Plan. Such option shall be subject to the vesting schedule and terms and conditions set forth in the form of stock option agreement attached as Exhibit A hereto, provided, however, that if Executive’s title is changed from the title set forth in Section 3(a) to a title of lesser responsibility or authority for any reason other than “Cause” (as defined in Section 9(b)), such stock option shall become fully vested and exercisable with respect to all 15,000 shares (to the extent not previously exercised).

(f) Tax Equalization. During the Expatriate Term, the Company will provide reimbursements as set forth in this subsection (f) to the extent that the total income taxes for all taxing jurisdictions paid by Executive because of his presence in Europe are in excess of income taxes that Executive would have paid had he remained in the U.S. with a base salary as set forth in Section 4(a) and not accepted the part-time assignment to Europe. The Company will continue to withhold U.S. Federal and Minnesota state income taxes and FICA tax on all of Executive’s wages and other compensation subject to withholding, regardless of the location of Executive’s services. To the extent additional withholding is required in any country in Europe in which Executive is providing services, the Company or a subsidiary of the Company shall pay such withholding on Executive’s behalf (the “Foreign Withholding”) and, if required, such Foreign Withholding shall be considered additional compensation to Executive.

The Company will reimburse Executive for the cost of preparing United States Federal and state income tax returns, and foreign income tax returns, for each taxable year any part of which coincides with the Expatriate Term, provided that Executive uses an accounting firm acceptable to the Company. After completion of such returns, to the extent, after application of all foreign tax credits or other deductions available to Executive, that Executive is required to pay aggregate taxes in all jurisdictions with respect to any taxable year included in the Expatriate Term in excess of the amount that Executive would have paid had his employment with the Company been limited to the State of Minnesota in the United States, the Company shall make a tax equalization payment to Executive (the “Tax Equalization Payment”), on or before April 15 of the year in which such taxes are due, in the amount of such excess. To the extent such Tax Equalization Payment results in additional Minnesota or United States federal income taxes for Executive in the year so paid, the Company will make a supplemental tax equalization payment before April 15 of the next subsequent year.

5. Confidential Information. Except as permitted or directed by the Company’s Chief Executive Officer, during the term of his employment or at any time thereafter, the Executive shall not Purposefully divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company that the Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any affiliated companies prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. The Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any purposeful disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and for a period of two years after the term of his employment, the Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by the Executive, or that was known to Executive before becoming an employee of the Company, or that is obtained by Executive from a third party source not under any obligation of confidentiality . For purposes of this Section 5, “Purposeful” disclosure shall mean any disclosure made with knowledge that the material disclosed was confidential or secret information.

6. Ventures. If, during the term of his employment the Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved by the Company’s Chief Executive Officer, the Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the compensation to be paid to the Executive as provided in this Agreement. The Executive shall have no interest, direct or indirect, in any vendor or customer of the Company.

7. Noncompetition Covenant.

(a) Agreement Not to Compete. During the term of his employment with the Company and for a period of one year after the termination of such employment (whether such termination is with or without cause, or whether such termination is occasioned by the Executive or the Company), he shall not, directly or indirectly, engage in competition with the Company in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, Executive, member of any association or otherwise) in the design, development, manufacture, distribution, marketing, leasing or selling of accessories, devices or systems for electrical stimulation for medical or fitness applications, or hire any current or former Executive of the Company.

(b) Geographic Extent of Covenant. The obligations of the Executive under Section 7(a) shall apply to any geographic area in which the Company (i) has engaged in business during the term of this Agreement through production, promotional, sales or marketing activity, or otherwise, or (ii) has otherwise established its goodwill, business reputation or any customer or supplier relations.

(c) Limitation of Covenant. Ownership by Executive (i) of the securities of any corporation not engaged in the design, development, manufacture, distribution, marketing, leasing or selling of accessories, devices or systems for electrical stimulation for medical or fitness applications, or (ii) as a passive investment of less than two percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded on Nasdaq that is so engaged, shall not constitute a breach of this Section 7.

(d) Indirect Competition. The Executive will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 7 if such activity were carried out by the Executive, either directly or indirectly. In particular the Executive agrees that he will not, directly or indirectly, induce any Executive of the Company to carry out, directly or indirectly, any such activity.

(e) Acknowledgment. The Executive agrees that the restrictions and agreements contained in this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 will cause substantial and irreparable harm to the Company that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief shall be available for any violation of this Section 7.

(f) Blue Pencil Doctrine. If the duration or geographical extent of, or business activities covered by, this Section 7 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

8. Patent and Related Matters.

(a) Disclosure and Assignment. The Executive, to the extent that he has the legal right to do so, hereby acknowledges that every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by the Executive, either solely or in collaboration with others, during the term of this Agreement, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company (a “Development”) are the property of the Company and hereby assigns and agrees to assign to the Company any and all of the Executive’s right, title and interest in and to any and all of the Developments. At the request of the Company, the Executive will confer with the Company and its representatives for the purpose of disclosing all Developments to the Company as the Company shall reasonably request during the term of this Agreement and for a period ending one year after termination of the Executive’s employment with the Company.

(b) Future Developments. As to any future Developments made by the Executive and that are first conceived or reduced to practice during the term of this Agreement, or within six months thereafter, to the extent the Executive claims such Developments belong to an entity or person other than the Company, the Executive will disclose the same in writing to the Company and shall not disclose the same to others if the Company, within 20 days thereafter, shall claim ownership in writing of such Developments under the terms of this Agreement. If the Company makes no such claim, the Executive hereby acknowledges that the Company has made no promise to receive and hold in confidence any such information disclosed by the Executive.

(c) Limitation on Sections 8(a) and 8(b). The provisions of Section 8(a) and 8(b) shall not apply to any Development meeting the following conditions:

(i) such Development was developed entirely on the Executive’s own time;

(ii) such Development was made without the use of any Company equipment, supplies, facility or trade secret information;

(iii) such Development does not relate (A) directly to the business of the Company or (B) to the Company’s actual or demonstrably anticipated research or development; and

(iv) such Development does not result from any work performed by the Executive for the Company.

(d) Assistance of the Executive. Upon request and without further compensation therefore, but at no expense to the Executive, the Executive will do all lawful acts, including but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign copyrights and Letters Patent, including but not limited to, design patents, on the Developments, and for perfecting, affirming and recording the Company’s complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

(e) Records. The Executive will keep complete, accurate and authentic accounts, notes, data and records of the Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon its request, the Executive will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, the Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

(f) Obligations, Restrictions and Limitations. The Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government, and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by Executives, consultants or other agents rendering services to it. The Executive shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him while he is employed by the Company and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

(g) Copyrightable Material. All right, title and interest in all copyrightable material that the Executive shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefore, but at no expense to the Executive, the Executive shall execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by the Executive for the Company in performing his responsibilities under this Agreement shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

(h) Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by the Executive that arises out of the performance of his obligations or responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

9. Termination of Employment.

(a) Grounds for Termination. The Executive’s employment shall terminate prior to the expiration of the initial term set forth in Section 2 or any extension thereof in the event that at any time:

(i) The Executive dies,

(ii) The Executive becomes “disabled,” so that he cannot perform the essential functions of his position with or without reasonable accommodation,

(iii) The Board of Directors of the Company elects to terminate this Agreement for “Cause”(as defined in Section 9(b)) and notifies the Executive in writing of such election,

(iv) The Board of Directors of the Company elects to terminate this Agreement without “Cause” (as defined in Section 9(b)) and notifies the Executive in writing of such election, or

(v) The Executive elects to terminate this Agreement and notifies the Company in writing of such election.

If this Agreement is terminated pursuant to clause (i), (ii) or (iii) of this Section 9(a), such termination shall be effective immediately. If this Agreement is terminated pursuant to clause (iv) or (v) of this Section 9(a), such termination shall be effective 60 days after delivery of the notice of termination. If termination is pursuant to clauses (i) and or (ii), Executive’s estate shall be entitled to collect all contractual benefits due employee through his last day of employment and all such options as are vested, including those due to vest, but not yet vested, within the remainder of that contract year.

(b) “Cause” Defined. “Cause” means:

(i) The Executive has breached the provisions of Section 5, 7 or 8 of this Agreement in any material respect;

(ii) The Executive has engaged in willful and material misconduct, including willful and material failure to perform the Executive’s duties as an officer or Executive of the Company and has failed to cure such default within 30 days after receipt of written notice of default from the Company;

(iii) The Executive has committed fraud, misappropriation or embezzlement in connection with the Company’s business; or

(iv) The Executive has been convicted or has pleaded nolo contendere to criminal misconduct (except for parking violations and occasional minor traffic violations).

In the event that the Company terminates the Executive’s employment for “cause” pursuant to clause (ii) of this Section 9(b) and the Executive objects in writing to the Board’s determination that there was proper “cause” for such termination within 30 days after the Executive is notified of such termination, the matter shall be resolved by arbitration in accordance with the provisions of Section 10(a). If the Executive fails to object to any such determination of “cause” in writing within such 30-day period, he shall be deemed to have waived his right to object to that determination. If such arbitration determines that there was not proper “cause” for termination, such termination shall be deemed to be a termination pursuant to clause (iv) of Section 9(a) and the Executive’s sole remedy shall be to receive the wage continuation benefits contemplated by Section 9(f).

(c) Effect of Termination. Notwithstanding any termination of this Agreement, the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive’s employment.

(d) “Disabled” Defined. “Disabled” means any mental or physical condition that renders the Executive unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of three months.

(e) Surrender of Records and Property. Upon termination of his employment with the Company, the Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

(f) Salary Continuation. If the Executive’s employment by the Company is terminated by the Company pursuant to clause (ii) or (iv) of Section 9(a), the Company shall continue to pay to the Executive his base salary (less any payments received by the Executive from any disability income insurance policy provided to him by the Company) through the earlier of (a) the date that the Executive has obtained other full-time employment, or (b) six months from the date of termination of employment; If this Agreement is terminated pursuant to clauses (i), (iii) or (v) of Section 9(a), the Executive’s right to base salary and benefits shall immediately terminate, except as may otherwise be required by applicable law.

10. Settlement of Disputes.

(a) Arbitration. Except as provided in Section 10(b), any claims or disputes of any nature between the Company and the Executive arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement or any matter relating to the Executive’s employment and the termination of that employment by the Company shall be resolved exclusively by arbitration in Hennepin County, Minnesota, in accordance with the applicable rules of the American Arbitration Association. In the event of submission of any dispute to arbitration, each party shall, not later than 30 days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing. The fees of the arbitrator(s) and other costs incurred by the Executive and the Company in connection with such arbitration shall be paid by the party that is unsuccessful in such arbitration.

The decision of the arbitrator(s) shall be final and binding upon both parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

(b) Resolution of Certain Claims—Injunctive Relief. Section 10(a) shall have no application to claims by the Company asserting a violation of Section 5, 7, 8 or 9(e) or seeking to enforce, by injunction or otherwise, the terms of Section 5, 7, 8 or 9(e). Such claims may be maintained by the Company in a lawsuit subject to the terms of Section 10(c). The Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, the Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Sections 5, 7, 8 and 9(e) by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of proving actual damages.

(c) Venue. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the State of Minnesota, County of Hennepin. The Executive and the Company consent to the jurisdiction of such courts over the subject matter set forth in Section 10(b). The Executive waives any right the Executive may have to transfer or change the venue of any litigation brought against the Executive by the Company.

11. Miscellaneous.

(a) Entire Agreement. This Agreement (including the exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof, including the Original Agreement.

(b) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provision valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (e), successors and assigns.

(e) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 11.

(f) Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by the Executive shall constitute a waiver of any other right or breach by the Executive.

(g) Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

Marshall T. Masko

4683 Chantrey Place

Minnetonka, MN

55345

Any party may change the address set forth above by notice to each other party given as provided herein.

(h) Headings. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(i) Governing Law. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

(j) Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph.

Compex Technologies, Inc.
By:	/s/ Dan W. Gladney

Name: Dan W. Gladney

Title: President and CEO

/s/ Marshall T. Masko

Marshall T. Masko